Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nelnet, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-112374, 333-144790, 333-151991, 333-161814 and 333-230130) and on Form S-3 (No. 333-144789) of Nelnet, Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of Nelnet, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Nelnet, Inc.
Our report refers to a change in accounting for recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13 “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and its related amendments.”

/s/ KPMG LLP

Lincoln, Nebraska
February 25, 2021